UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2007

GUITAR CENTER, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5795 Lindero Canyon Road Westlake Village, California	91362
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 27, 2007, Guitar Center, Inc. (the “Company”) announced that it had entered into an Agreement and Plan of Merger, dated as of June 27, 2007 (the “Merger Agreement”), with VH AcquisitionCo, Inc. (“Parent”) and VH MergerSub, Inc., a wholly-owned direct Subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are entities indirectly owned and controlled by Bain Capital Partners, LLC.

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation of the merger (the “Merger”). In the Merger, each share of common stock of the Company, will be converted into the right to receive $63.00 per share in cash, without interest (the “Merger Consideration”).

The Company has made customary representations and warranties in the Merger Agreement and agreed to certain customary covenants, including covenants regarding operation of the business of the Company and its subsidiaries prior to the closing and covenants prohibiting the Company from soliciting, or providing information or entering into discussions concerning, proposals relating to alternative business combination transactions, except in limited circumstances to permit the board of directors of the Company to comply with its fiduciary duties under applicable law.

Consummation of the Merger is subject to customary conditions, including adoption of the Merger Agreement by the Company’s stockholders, the absence of certain legal impediments to consummation of the Merger and the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Parent and Merger Sub have obtained equity and debt financing commitments to finance the transactions contemplated by the Merger Agreement, including the payment of the merger consideration, cashout of outstanding options and other equity incentive awards and grants and payment of transaction-related fees and expenses. The obligations of Parent and Merger Sub to consummate the Merger are not conditioned on the receipt of this financing. Parent and Merger Sub, however, are not required to consummate the Merger until after the completion of a marketing period (the “Marketing Period”). Subject to certain exceptions, the Marketing Period is the first period of 20 consecutive days following September 4, 2006 that ends on a business day, during which Parent has certain specified financial information with respect to the Company and certain conditions to closing have been satisfied, including approval of the Merger by the Company’s stockholders.

The Company and Parent may terminate the Merger Agreement under certain circumstances specified in the Merger Agreement. Upon the termination of the Merger Agreement in specified circumstances, the Company may be required to pay Parent a termination fee equal to $58.0 million. In addition, the Merger Agreement provides that, in certain circumstances, if the Company terminates the Merger Agreement because Parent and Merger Sub have not received debt financing proceeds necessary to consummate the Merger at the end of the Marketing Period, Parent is required to pay the Company a termination fee of $58.0 million. Parent and Merger Sub are also subject to an overall cap on money damages of $100.0 million for breaches of the Merger Agreement. If the Merger Agreement is terminated because the Company’s stockholders fail to adopt the Merger Agreement at the stockholders meeting called for that purpose, the Company is required to reimburse Parent and Merger Sub for expenses incurred in connection with the Merger Agreement, up to a maximum of $11.5 million, which amount will be offset against any subsequent termination fee payable to Parent, if any.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The Agreement contains representations and warranties by the Company, on the one hand, and by Parent and Merger Sub, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company, Parent or Merger Sub at the time they were made or otherwise.

Important Additional Information Regarding the Merger will be Filed with the SEC:

In connection with the proposed merger, the Company will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The Company’s stockholders are urged to read the proxy statement and other relevant materials carefully when they become available because they will contain important information about the Merger and the Company. Stockholders may obtain a free copy of the proxy statement (when it becomes available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when they become available) by directing a request by mail or telephone to Investor Relations, Guitar Center, 5795 Lindero Canyon Road, Westlake Village, California 91362, telephone 1-818-735-8800 or from the Company’s website, www.guitarcenter.com.

The Company and its directors, executive officers, and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation, which may be different from those of the Company’s stockholders generally, is set for the in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and also will be set forth in the proxy statement relating to the merger when it becomes available.

Forward-Looking Statements

This current report on Form 8-K includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, future performance, financing for the transaction and the completion of the transaction. These statements are based on the current expectations of management of Guitar Center, Inc. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, (1) Guitar Center, Inc. may be unable to obtain shareholder approval required for the transaction; (2) Guitar Center, Inc. may be unable to obtain regulatory approvals required for the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Guitar Center, Inc. or cause the parties to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied; (4) the transaction may involve unexpected costs, unexpected liabilities or unexpected delays; (5) the businesses of Guitar Center, Inc. may suffer as a result of uncertainty surrounding the transaction; (6) the financing required for Bain Capital to complete the transaction may be delayed or may not be available and (7) Guitar Center, Inc. may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Guitar Center, Inc. are set forth in its filings with the Securities and Exchange Commission, which are available at http://www.sec.gov . Unless required by law, Guitar Center, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 8.01. Other Events.

On June 27, 2007, the Company issued a press release announcing the signing of the Merger Agreement a copy of which is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 27, 2007, by and among VH AcquisitionCo, Inc., VH MergerSub, Inc. and Guitar Center, Inc.*

99.1	Press release issued by Guitar Center, Inc., dated June 27, 2007.

*
Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Guitar Center will furnish supplementally a copy of any omitted schedule or exhibit to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: June 27, 2007	By: /s/ Leland P. Smith
Leland P. Smith, Executive Vice
President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 27, 2007, by and among VH AcquisitionCo, Inc., VH MergerSub, Inc. and Guitar Center, Inc.

99.1	Press release issued by Guitar Center, Inc., dated June 27, 2007.